Exhibit (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-64668, 2-40183, 2-80336, 33-57189, and 333-39938 on Form S-8 of our reports relating to the financial statements of Stepan Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities) and the effectiveness of Stepan Company’s internal control over financial reporting dated February 24, 2009, appearing in the Annual Report on Form 10-K of Stepan Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Chicago, Illinois
February 27, 2009

110